Exhibit 99.1

American Public Education Reports First Quarter 2016 Results

CHARLES TOWN, W.Va., May 9, 2016 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter ended March 31, 2016.

Recent Results:

  First quarter 2016 revenue decreased 1.6% to $84.0 million, compared to $85.4 million in the same period of 2015.
  Income from operations before interest income and income taxes increased 10.3% to $16.0 million in the first quarter of 2016, compared to $14.5 million in the same period of 2015.
  Net income for the first quarter of 2016 increased to $10.3 million, or $0.64 per diluted share, compared to $8.8 million, or $0.51 per diluted share, in the same period of 2015.
  Net course registrations at American Public University System decreased approximately 4% in the first quarter of 2016, compared to the prior year period. Net course registrations by returning students decreased approximately 2% year-over-year and net course registrations by new students decreased approximately 15% year-over-year in the first quarter of 2016.
  Active student enrollment at American Public University System decreased 12% year-over-year to 98,400 students as of March 31, 2016.
  As of March 31, 2016, student enrollment at HCON decreased approximately 17% to 1,310 students, compared to 1,580 students as of March 31, 2015.

Financial Results:

Total revenue for the first quarter of 2016 decreased 1.6% to $84.0 million, compared to total revenue of $85.4 million in the first quarter of 2015. Income from operations before interest income and income taxes in the first quarter of 2016 increased 10.3% to $16.0 million, compared to $14.5 million in the first quarter of 2015. Net income for the first quarter of 2016 was $10.3 million, or $0.64 per diluted share, compared to net income of $8.8 million, or $0.51 per diluted share for the first quarter of 2015. The weighted average diluted shares outstanding for the first quarter of 2016 and 2015 were approximately 16.2 million and 17.4 million, respectively.

Total cash and cash equivalents as of March 31, 2016 were approximately $120.0 million with no long-term debt. Capital expenditures were approximately $3.1 million for the three months ended March 31, 2016, compared to $5.3 million in the prior year period. Depreciation and amortization was $4.9 million for the three months ended March 31, 2016, compared to $4.6 million for the same period of 2015.

Enrollments and Registrations:

American Public University System
For the three months ended March 31,	2016	2015	% Change
Net Course Registrations by New Students	12,600	14,800	-15%
Net Course Registrations	95,800	99,600	-4%

As of March 31,
Active Student Enrollment	98,400	111,500	-12%

Hondros College of Nursing
As of March 31,	2016	2015	% Change
New Student Enrollment	370	460	-20%
Total Student Enrollment	1,310	1,580	-17%

APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. HCON Student Enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

Second Quarter 2016 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates second quarter 2016 consolidated revenues to decrease between approximately 7% and 4% year-over-year, compared to the prior year period of 2015. The Company expects consolidated net income of between $0.36 and $0.41 per diluted share in the second quarter of 2016.

American Public Education also expects the following results from its subsidiaries in the second quarter of 2016:

  At American Public University System, net course registrations by new students are expected to decrease between 24% and 19% year-over-year and net course registrations are expected to decrease between 10% and 7% year-over-year.
  At Hondros College of Nursing, new student enrollment decreased by approximately 12% year-over-year and total student enrollment decreased by approximately 10% year-over-year in the second quarter of 2016.

Webcast:

A live webcast of the Company's first quarter 2016 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve nearly 100,000 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the period ended March 31, 2016 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)

Revenues	$83,966	$85,444
Costs and expenses:
Instructional costs and services	29,708	30,260
Selling and promotional	16,469	17,019
General and administrative	16,930	19,105
Depreciation and amortization	4,889	4,589

Total costs and expenses	67,996	70,973

Income from operations before
interest income and income taxes	15,970	14,471
Interest income, net	37	10

Income before income taxes	16,007	14,481
Income tax expense	6,267	5,650
Equity investment income/(loss)	600	(38)

Net income	$10,340	$8,793

Net Income per common share:
Basic	$0.64	$0.51
Diluted	$0.64	$0.51

Weighted average number of
common shares:
Basic	16,038	17,184
Diluted	16,171	17,354

	Three Months Ended
Segment Information:	March 31,
	2016	2015
Revenues:
American Public Education, Inc.	$76,265	$77,452
Hondros College of Nursing	$7,701	$7,992
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$15,237	$13,316
Hondros College of Nursing	$733	$1,155

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371 or Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880